Exhibit 4.26

EXA CORPORATION

55 Network Drive

Burlington, MA 01803

April 5, 2012

FMR LLC

Fidelity Ventures Limited

InfoTech Fund I LLC

82 Devonshire Street

Boston, MA 02109

Boston Capital Ventures, III, Limited Partnership

Boston Capital Partners, IV, Limited Partnership

84 State Street

Boston, MA 02109

Attention: Paul L. Mucci and Jack Shields

Re: Amendment No. 1 to Agreement for Participation in Initial Public Offering

Gentlemen:

Reference is made to that certain Agreement for Participation in Initial Public Offering, dated as of August 3, 2011 (the “Agreement”) by and between Exa Corporation (“Exa”), FMR LLC, Fidelity Ventures Limited (“FVL”), InfoTech Fund I LLC, as successor to Fidelity Investors Limited Partnership (“FILP” and collectively with FMR LLC and FVL, the “FMR Entities”) and Boston Capital Ventures, III, Limited Partnership and Boston Capital Partners, IV, Limited Partnership (collectively the “BCV Entities”).

At the request of Exa and Stifel and to facilitate the IPO, the FMR Entities and the BCV Entities, along with certain other shareholders of Exa, have agreed to extend the termination date of the Amendment, Consent and Waiver and the Lock-up Agreements described in the Agreement to June 30, 2012.

In consideration of the foregoing, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the undersigned agree as follows:

1. Section 8 of the Agreement shall be deleted in its entirety and replaced with the following:

This Agreement shall expire and become null and void in the event that an underwriting agreement with respect to Exa’s initial public offering shall not have been executed by June 30, 2012.

2. Except as expressly amended by this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect without modification. Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “herein,” or other words of like import shall mean and be a reference to the Agreement as amended hereby.

To confirm that this letter sets forth our agreement, kindly execute a copy of this letter where indicated below and return it to me.

*** Remainder of Page Intentionally Left Blank ***

We appreciate the continued support of the FMR Entities and the BCV Entities for Exa and the IPO process.

Sincerely,

EXA CORPORATION

/s/ Stephen A. Remondi Stephen Remondi
Chief Executive Officer

cc:	John D. Patterson, Jr., Esq.
Robert W. Sweet, Jr., Esq.
David Goldman, Esq.
Joel Rubinstein, Esq.
Meir Lewittes, Esq.

FMR LLC

By	/s/ Steven F. Schiffman

FIDELITY VENTURES LIMITED

By:	Fidelity Capital Associates, Inc. Its Managing General Partner

By	/s/ Paul L. Mucci

INFOTECH FUND I LLC

By:	Northern Neck Investors LLC
Its Manager

By	/s/ Paul L. Mucci

BOSTON CAPITAL VENTURES III, LIMITED PARTNERSHIP

By:	/s/ Johan von der Glotz

BOSTON CAPITAL VENTURES IV, LIMITED PARTNERSHIP

By:	/s/ John J. Shields, III